As filed with the Securities and Exchange Commission on March 18, 2016
Registration No. 33-62653

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_______________________________

GENESCO INC.
(Exact name of registrant as specified in its charter)
_______________________________

Tennessee (State or other jurisdiction of incorporation or organization)	62-0211340 (I.R.S. Employer Identification No.)

Genesco Park, 1415 Murfreesboro Road
Nashville, Tennessee 37217-2895
(Address of Principal Executive Offices)

 Amended and Restated Genesco Employee Stock Purchase Plan
(Full title of the plan)

Roger G. Sisson
Senior Vice President, Secretary and General Counsel
Genesco Inc.
Genesco Park, 1415 Murfreesboro Road
Nashville, Tennessee 37217-2895
(615) 367-7000
(Name, Address, and Telephone Number, including area code, of agent for service)
_______________________________

Copy to:
Jennifer H. Noonan
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Explanatory Note

This Post-Effective Amendment No. 1 to Form S-8 relates to the Form S-8 Registration Statement No. 33-62653, filed with the Securities and Exchange Commission on September 14, 1995 (the “Registration Statement”), which registered an aggregate amount of 1,000,000 shares of Common Stock, par value $1.00 per share, of Genesco Inc. (the “Company”) and an indeterminate amount of interests to be offered or sold under the Amended and Restated Genesco Employee Stock Purchase Plan (the “Plan”).

The Plan was terminated on December 31, 2015.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 18, 2016.

GENESCO INC.

Date: March 18, 2016	By:	/s/ Roger G. Sisson
	Name:	Roger G. Sisson
	Title:	Senior Vice President, Secretary and General Counsel

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.